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                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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                                                                                                      Nine Months Ended
                                                                                                       February 29 and
                                                         Year Ended May 31,                              February 28,
                                  -------------------------------------------------------------     ---------------------
                                    1996          1997         1998         1999         2000         2000         2001
                                  --------      --------     --------     --------     --------     --------     --------
                                                 (In thousands, except ratios)
Earnings:
   Income before income taxes....$  539,959   $  628,221   $  735,213   $  770,700   $  843,547   $  516,066   $  640,596
   Add back:
     Interest expense, net of
       capitalized interest .....   105,449       95,689      117,726       90,595       81,646       62,092       50,143
     Amortization of debt
       issuance costs ...........     1,628        1,328        1,339        9,199          602          461          425
     Portion of rent expense
       representative of
       interest factor ..........   386,254      434,846      499,823      535,486      575,397      429,003      418,766
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------

   Earnings as adjusted..........$1,033,290   $1,160,084   $1,354,101   $1,405,980   $1,501,192   $1,007,622   $1,109,930
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

Fixed Charges:
   Interest expense, net of
     capitalized interest........$  105,449   $   95,689   $  117,726   $   90,595   $   81,646   $   62,092   $   50,143
   Capitalized interest .........    39,254       39,449       31,443       35,152       30,168       22,656       16,065
   Amortization of debt
     issuance costs .............     1,628        1,328        1,339        9,199          602          461          425
   Portion of rent expense
     representative of
     interest factor ............   386,254      434,846      499,823      535,486      575,397      429,003      418,766
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------

                                 $  532,585   $  571,312   $  650,331   $  670,432   $  687,813   $  514,212   $  485,399
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========

   Ratio of Earnings to Fixed
     Charges ....................       1.9          2.0          2.1          2.1          2.2          2.0          2.3
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
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